Exhibit 10.1

FOURTH AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 27th day of June, 2019 by and between LIFETIME BRANDS, INC., a Delaware corporation (the “Employer”), and JEFFREY SIEGEL (the “Executive”) shall become effective as of January 1, 2020 (the “Effective Date”),

W I T N E S S E T H:

WHEREAS, the Employer and the Executive previously entered into the Third Amended and Restated Employment Agreement dated as of January 12, 2017 (the “Third Employment Agreement”);

WHEREAS, the Employer and the Executive entered into a First Amendment of the Third Employment Agreement dated as of November 8, 2017 (the “First Amendment to Third Employment Agreement”);

WHEREAS, effective as of March 2, 2018, the Employer appointed the Executive as, and Executive assumed the position of, Executive Chairman of the Board of Directors of the Employer (the “Board”); and

WHEREAS, the Employer and the Executive desire to amend and restate the Third Employment Agreement, as amended by the First Amendment to the Third Employment Agreement (collectively, the “Amended Third Employment Agreement”), effective as of January 1, 2020 (the “Effective Date”), and pursuant to such amendment and restatement, the Employer shall continue to employ the Executive as the Executive Chairman of the Board for a term commencing as of January 1, 2020, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Term of Employment under Amended Third Employment Agreement. For the avoidance of doubt, the Amended Third Employment Agreement shall continue in full force and effect until the Effective Date and, upon the Effective Date, the Amended Third Employment Agreement shall be superseded in its entirety by this Agreement. In the event that the Executive’s employment terminates for any reason prior to the Effective Date, this Agreement shall have no force or effect, and the Executive’s rights and obligations upon such termination shall be governed by the Amended Third Employment Agreement.

2. Employment and Duties.

(a) General. Effective as of the Effective Date, the Employer hereby employs the Executive, and the Executive agrees to be employed by the Employer, as the Executive Chairman of the Board, upon the terms and conditions herein set forth. In such capacity, the Executive shall report directly to the Board. The Executive shall perform all of the duties normally accorded to such position, subject to the control of the Board. In the event that during the Term (as defined below), the Board and the Executive mutually agree that the Executive shall be employed in a position other than as the Executive Chairman of the Board, the Employer and the Executive agree to negotiate in good faith to enter into an employment agreement setting forth the terms and conditions of the Executive’s employment in such other position.

(b) Services. For so long as the Executive is employed by the Employer, the Executive shall perform his duties faithfully and shall devote his full business time, attention and energies to the businesses of the Employer, and while employed, shall not engage in any other business activity that is in conflict with his duties and obligations to the Employer.

(c) No Other Employment. During the Term (as defined in Section 3), the Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation; provided, however, that upon the receipt of the Board’s prior written approval to be granted in its sole discretion, which approval shall not unreasonably be withheld, the Executive may accept an election to the board of directors of no more than two other companies without being deemed to have violated Section 2(b), provided that such activities do not otherwise conflict with his duties and obligations to the Employer. No such approval will be required if the Executive seeks to perform services without direct compensation therefore in connection with the management of personal or family investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of Section 2(b) and Section 6.

(d) Board Membership, etc. The Executive is currently a member and Executive Chairman of the Board. The Employer shall recommend that the Executive be nominated by the Board for re-election to the Board and be re-elected by the Board as Chairman of the Board of the Employer. Upon request by the Board at the end of the Term, unless otherwise agreed by the Employer and the Executive pursuant to the terms of an employment agreement setting forth the terms and conditions of the Executive’s employment in a position other than as the Executive Chairman of the Board pursuant to Section 2(a), the Executive shall resign his membership on the Board and resign as Executive Chairman of the Board at the time he is no longer employed by the Employer.

3. Term of Employment. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue until December 31, 2022 (the “Expiration Date”), unless his employment is sooner terminated pursuant to the provisions of Section 5 hereof.

4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Employer shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:

(a) Base Salary. The Employer shall pay to the Executive a base salary (the “Base Salary”) at an annualized rate of $700,000 for each of the first and second calendar years of the Term, and $675,000 for the third year calendar year of the Term, payable to the Executive in accordance with such normal payroll practices of the Employer as are in effect from time to time.

(b) Bonuses. For each year during the Term, commencing with the year ending December 31, 2020, the Executive shall be eligible to receive an Annual Adjusted EBITDA Performance Bonus and an Individual Goal Bonus determined as follows:

(i) Annual Adjusted EBITDA Performance Bonus. The Compensation Committee of the Board (the “Compensation Committee”) will prepare an Adjusted EBITDA Performance Bonus Table for each such year which shall be similar to the Adjusted EBITDA Performance Table for the year 2019 prepared by the Compensation Committee, provided that (A) the target Adjusted EBITDA to be achieved by the Employer for the Executive to obtain 100% of the Adjusted EBITDA Target Bonus will be based on the annual budget for such year prepared by the management of the Employer and approved by the Board and (B) the Adjusted EBITDA Target Bonus, which shall be payable upon achieving 100% of the target Adjusted EBITDA for such year will be 75% of the Base Salary payable to the Executive for such year. Similarly, the threshold Adjusted EBITDA for such year will be 84% of the target Adjusted EBITDA for such year which, if achieved, would entitle the Executive to receive 50% of the Adjusted EBITDA Target Bonus for such year consistent with the Adjusted EBITDA Performance Bonus Table for such year. Similarly, the maximum Adjusted EBITDA for such year will be 132% of the target Adjusted EBITDA for such year which, if achieved, would entitle the Executive to receive 200% of the Adjusted EBITDA Target Bonus for such year, consistent with the Adjusted EBITDA Performance Table for such year.

Notwithstanding anything to the contrary contained in this Agreement, the Annual Adjusted EBITDA Performance Bonus for any year will be zero if the Adjusted EBITDA achieved by the Employer for such year is less than the threshold Adjusted EBITDA for such year, and in no event will an Annual Adjusted EBITDA Performance Bonus be more than the maximum target bonus for such year even if the Adjusted EBITDA achieved by the Employer for such year exceeds the maximum Adjusted EBITDA for such year.

The Employer shall pay in each of the immediate following years to the Executive, but no later than March 15 of such year, the Annual Adjusted EBITDA Performance Bonus earned by the Executive for such preceding year.

The bonuses payable by the Employer to the Executive pursuant to this clause (i) shall be awarded under and subject to the terms of the Employer’s 2000 Incentive Bonus Compensation Plan (the “Plan”); provided, however, if the Employer shall determine that such bonuses would not qualify under the terms of the Plan, the Employer shall use its best efforts to amend the Plan so that such bonuses would qualify under the terms of the Plan; provided further, however, if the Employer is unable to so amend the Plan, the Employer shall enter into another financial arrangement with the Executive to provide the Executive with the same economic benefit, on an after-tax basis, as the Executive would have received if such bonuses had qualified under the terms of the Plan.

For purposes of this Agreement, the term “Adjusted EBITDA”, as it applies to any particular year, means that amount for such year equal to the Employer’s Earnings before Interest, Taxes, Depreciation, and Amortization, as determined by the Employer and reported in its earnings releases or financial presentations, subject to such adjustments as are set forth in the Annual Adjusted EBITDA Performance Bonus Table for such year.

If the Executive’s employment is terminated on or prior to June 30 of a calendar year (w) by the Employer for any reason other than Cause, (x) by the Executive for Good Reason, (y) by the Employer or the Executive due to the Executive’s Disability, or (z) by reason of the Executive’s death, any Annual Adjusted EBITDA Performance Bonus with respect to such year payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to (1) the amount of the Annual Adjusted EBITDA Performance Bonus that would have been payable to the Executive if the Executive’s employment had not been terminated during the year times (2) a fraction the numerator of which is the number of months elapsed during the year up to and including the month of termination of the Executive’s employment and the denominator of which is 12.

If the Executive’s employment is terminated on or following July 1 of a calendar year (w) by the Employer for any reason other than Cause, (x) by the Executive for Good Reason, (y) by the Employer or the Executive due to the Executive’s Disability, or (z) by reason of the Executive’s death, any Annual Adjusted EBITDA Performance Bonus with respect to such year payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to the amount of the Annual Adjusted EBITDA Performance Bonus that would have been payable to the Executive with respect to such year if the Executive’s employment had not been terminated during the year (without proration).

(ii) Annual Individual Goal Bonus. For each year during the Term, commencing with the year ending December 31, 2020, the Executive shall be entitled to receive an Annual Individual Goal Bonus equal to 25% of his Base Salary for such year based on meeting individual measurable objectives set by the Compensation Committee in consultation with the Executive. If the Executive meets at least 50% of such objectives, he shall be entitled to an Annual Individual Goal Bonus at least equal to 12.5% of his Base Salary for such year. If the Executive meets less than 50% of such objectives, he shall not be entitled to receive any Annual Individual Goal Bonus for such year.

(iii) Target Bonus. For purposes of this Agreement, the term “Target Bonus” shall mean 100% of the Base Salary in effect for the year in which termination occurs.

(c) Other Bonus Plans. The Executive shall be entitled to participate in any other annual bonus plan maintained by the Employer for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee.

(d) Expenses.

(i) It is contemplated that, in connection with his employment hereunder, the Executive may be required to incur reasonable business, entertainment and travel expenses. The Employer shall promptly reimburse the Executive in full for all reasonable and necessary business, entertainment and other related expenses, including first class travel expenses for travel that is scheduled to take more than four (4) hours, incurred or expended by him incident to the performance of his duties hereunder, upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Employer as in effect from time to time. It is understood that certain business of the Employer, involving travel of more than three (3) days, will require or benefit from the presence of the Executive’s spouse (or significant other), and this clause (d) applies as well to such expenses relating to her.

(ii) The Employer shall promptly reimburse the Executive, upon submission of appropriate documentation in accordance with the policies and procedures of the Employer as in effect from time to time, or pay directly upon submission by the Executive to the Employer of statements, up to a total of $100,000 during any calendar year during the Term, beginning with the calendar year 2020, for (y) services paid or payable, as the case may be, by the Executive, for services rendered by any person or persons of the Executive’s choice that the Executive retains to advise the Executive with regard to legal, financial, investment and/or tax advice, and the drafting of wills and trusts in connection with estate planning and (z) premiums with respect to life insurance policies on the life of the Executive which policies shall be owned by the Executive or owned by insurance trusts and the benefits of which shall be payable to the Executive’s beneficiaries. The Executive acknowledges that the benefits provided under this paragraph shall constitute taxable income to the Executive, and the Executive shall be solely responsible for the payment of all federal, state and local taxes imposed upon the Executive in relation thereto.

(e) Pension, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in the pension, medical, disability and life insurance plans applicable to senior executives of the Employer generally in accordance with the terms of such plans as in effect from time to time. The foregoing shall not be construed to limit the ability of the Employer or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

(f) Insurance.

(i) Employer Owned Insurance. The Executive agrees that the Employer may at any time or times and for the Employer’s own benefit apply for and take out life, health, accident and other insurance covering the Executive either independently or together with others, in an amount the Employer deems to be in its best interests and the Employer may maintain any existing insurance policies on the life of the Executive owned by the Employer. The Employer shall own all rights in the insurance and in the cash value and proceeds thereof and the Executive shall not have any right, title or interest therein.

(ii) Other Insurance. In addition to what the Executive is otherwise entitled to under the Employer’s group long term disability insurance plan for executives (the “Standard Plan”), the Employer shall also provide the Executive with long term disability insurance pursuant to the Employer’s group disability policy, if obtainable, and structured for tax consequences similar to the Standard Plan in an amount sufficient to pay the Executive an additional $15,000 per month during the term of this Agreement, in the event the Executive becomes disabled and his employment is terminated pursuant to Section 5(d).

(g) Vacation. During each year of the Term the Executive shall be eligible for thirty (30) working days paid vacation, in accordance with the policies periodically established by the Board for similarly situated senior executives of the Employer, plus an additional ten (10) working days paid vacation in recognition of his performance and years of service. Notwithstanding anything to the contrary herein or in any of the policies at any time established by the Board for similarly situated senior executives of the Employer, the Executive shall have the right to carry over to a subsequent period or periods any vacation days unused by him up to a maximum of forty (40) days at any time, provided that, for the avoidance of doubt, at no time shall the Executive be entitled to accrued vacation in excess of eighty (80) days, including unused vacation days carried over from prior periods and the Executive’s annual forty (40) days pursuant to this Section 4(g). In the event that the Executive reaches the maximum accrual amount, the Executive will not carry over, accrue or be entitled to any additional paid vacation until the Executive uses some of his accrued but unused paid vacation and the Executive’s accrued but unused vacation decreases to below eighty (80) days.

(h) Automobile Allowance. During the Term of the Executive’s employment hereunder, the Employer shall provide the Executive with the automobile provided to the Executive as an officer of the Employer during the fiscal year ended December 31, 2019; provided that, upon the expiration of the lease of such automobile, for each remaining month during the Term, the Employer shall provide the Executive with a monthly cash payment equal to the monthly lease payment paid by the Employer in respect of such automobile. During the Term of the Executive’s employment hereunder, the Employer shall reimburse the Executive for his automobile insurance premiums, consistent with past practice; provided that, such reimbursements shall be paid to the Executive as soon as practicable following the month to which they relate, but no later than March 15 of the calendar year following the calendar year to which they relate.

5. Termination of Employment. Subject to the notice and other provisions of this Section 5, the Employer shall have the right to terminate the Executive’s employment hereunder, and the Executive shall have the right to resign, at any time for any reason or for no stated reason.

(a) Termination for Cause; Resignation Without Good Reason.

(i) If, prior to the Expiration Date, the Executive’s employment is terminated by the Employer for “Cause” (as defined below) or if the Executive resigns from his employment hereunder other than for “Good Reason” (as defined below), the Executive shall be entitled to the following amounts only: (A) payment of his Base Salary accrued up to and including the date of termination or resignation of his employment, (B) payment in lieu of any accrued but unused vacation time, and (C) payment of any unreimbursed expenses (collectively, the “Accrued Obligations”). Except to the extent required by the terms of the programs described in Section 4(e) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment. Notwithstanding anything to the contrary in this Agreement, the Executive shall be entitled to exercise any then-outstanding stock options granted to the Executive that shall have vested on or prior to such termination or resignation of employment to the extent consistent with the terms and conditions of the LTIP governing such stock options.

(ii) Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Employer stating that the Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination; provided, however, that no such written notice shall be effective unless the cure period specified in clause (u) or (v) of the definition of “Cause” contained in this Section 5(a) (if applicable) has expired without the Executive having corrected the event or events subject to cure. The date of a resignation by the Executive without Good Reason shall be the date specified in a written notice of resignation from the Executive to the Employer; provided, however, that the Executive shall provide at least 30 days’ advance written notice of resignation without Good Reason.

(iii) If the Executive’s employment is terminated by the Employer for Cause because the Executive has been formally indicted for a crime involving moral turpitude, dishonesty, fraud or unethical business conduct or has been determined by a governmental body or other appropriate authority to have violated any material law or regulation that is applicable to the Employer’s businesses, or become the subject of an SEC action or administrative proceeding which has been commenced against him and, thereafter, the Executive is cleared of substantially all such charges, violations and/or allegations, the Board shall reinstate the Executive to the positions that he previously held under this Agreement and the Executive shall resume his employment and duties hereunder.

For purposes of this Agreement:

(A) “Cause” means (1) the Executive is convicted of a felony involving moral turpitude or (2) the Executive is guilty of wilful gross neglect or wilful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the Employer.

(B) “Good Reason” means the occurrence of any of the following without the Executive’s prior written consent: (1) a reduction in the Executive’s salary, unless such reduction is in connection with a company-wide reduction in officers’ salaries and in connection with such company-wide reduction, the Executive’s salary is not reduced, as a percentage, more than the average of the percentage reduction applicable to each of the ten highest-paid executive employees other than the Executive (as determined by the Employer in its sole discretion); (2) a material diminution in the Executive’s duties, or the assignment to the Executive of duties materially inconsistent with his authority, responsibilities and reporting requirements as set forth in Section 2 of this Agreement; (3) the failure of the Board or a nominating committee thereof to nominate the Executive for election to the Board or as Chairman of the Board and Chief Executive Officer; (4) the Employer, the Board or any person controlling the Employer requires the Executive to relocate his principal place of employment to a location outside of a twenty-five mile radius from its current location, over the objection of the Executive unless such relocation is temporary or as the result of exigent circumstances; (5) the failure of the Employer to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the business or assets of the Employer not later than the effective date of such transaction; or (6) a material breach of this Agreement by the Employer. In the event that Executive elects to terminate this Agreement for Good Reason, the Executive shall notify the Employer in writing of the grounds for such termination within thirty (30) days of the commencement of such condition and the Employer shall have twenty (20) days from receipt of such notice to cure such condition.

(b) Involuntary Termination.

(i) If, prior to the Expiration Date, the Executive’s employment is terminated (A) by the Employer for any reason other than Cause, (B) by the Executive for Good Reason, (C) by the Employer or the Executive due to the Executive’s Disability or (D) by reason of the Executive’s death (such a resignation or termination being hereinafter referred to as an “Involuntary Termination”), the Executive shall be entitled to payment of the Accrued Obligations. In addition, in the event of the Executive’s Involuntary Termination, the Employer shall, conditioned (except in the case of death) upon the Executive’s execution and non-revocation of a release of all claims against the Employer in the form attached as Exhibit A (“Release”) and within such time as the Employer shall provide (but no later than 45 days following Executive’s termination date), pay to the Executive, or in the event of the Executive’s death, the Beneficiary, as severance (the “Severance Payments”) the following amounts:

(x)

3.0 times the annual Base Salary in effect at the time of termination; provided that, if such payment is made pursuant to Section 5(c), then this Section 5(b)(i)(x) shall be equal to 3.0 times the greater of the annual Base Salary in effect at the time of termination or the annual Base Salary that should have been in effect in accordance with Section 4(a),

(y)	3.0 times the Target Bonus, and

(z)	the Annual Adjusted EBITDA Performance Bonus accrued to the date of termination calculated in accordance with Section 4(b).

The Employer shall pay to the Executive (1) the amounts referred to in clauses (x) and (y) in cash, in a lump sum within 60 days of such termination and (2) the amount referred to in clause (z) in the year following the year of Executive’s Involuntary Termination, but no later than March 15 of such year. In addition, in the event of the Executive’s Involuntary Termination, all of the Executive’s then-outstanding stock options and restricted stock shall be immediately vested and exercisable, as applicable, to the extent consistent with the terms and conditions of the LTIP governing such stock options and restricted stock. Anything in this Agreement to the contrary notwithstanding, no Severance Payments shall be payable under this Section 5(b) if the Executive’s employment with the Employer ends on the Expiration Date. Anything in this Agreement to the contrary notwithstanding, in no event shall the timing of the Executive signing the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts set forth in this Agreement, and if a payment that is subject to the execution of such Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii) In the event of the Executive’s Involuntary Termination, to the extent permitted by the applicable plan terms, the Executive shall continue to participate on the same terms and conditions as are in effect immediately prior to such termination or resignation and at the Employer’s expense in the Employer’s health and medical plans and any other benefits provided to the Executive pursuant to Section 4(e) above at the time of such Involuntary Termination until the date that the Term would end had the Executive’s employment not terminated or until the Executive obtains other employment, whichever occurs first. Anything herein to the contrary notwithstanding, the Employer shall have no obligation to continue to maintain any plan, program or level of benefits solely as a result of this Agreement.

(iii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Employer, provided, however, that no such written notice shall be effective unless the cure period specified in the definition of “Good Reason” contained in Section 5(a) (if applicable) has expired without the Employer having corrected the event or events subject to cure.

(c) Involuntary Termination in Connection with Certain Changes in Control. If, during the Term, the Employer undergoes a “Change in Control” (as defined below), and either (i) upon or within two (2) years following the Change in Control, the Executive’s employment is terminated under circumstances that would constitute an Involuntary Termination or (ii) the Executive undergoes an Involuntary Termination and within 90 days of the Involuntary Termination, the Employer executes a definitive agreement to enter into a transaction the consummation of which would result in a “Change in Control” and such transaction is actually consummated, all of the Executive’s then-outstanding stock options and restricted stock shall be immediately vested and exercisable, as applicable, to the extent consistent with the terms and conditions of the LTIP governing such stock options and restricted stock. In addition, the Executive shall be entitled to payment of the Accrued Obligations and, conditioned upon his execution and non-revocation of the Release, within such time period as the Employer shall provide, the Severance Payments in accordance with the terms of Section 5(b)(i) (to the extent such amounts have not previously been paid to the Executive pursuant to Section 5(b)(i)). For the avoidance of doubt, the payments and benefits provided under this

Section 5(c) shall be in lieu of and not in addition to the payments and benefits provided under Section 5(b) or 5(f), as applicable. For purposes of this Section 5(c), in determining whether a termination by the Executive constitutes an Involuntary Termination, Good Reason shall be deemed to include, in addition to each event described in Section 5(a)(B) hereof, a circumstance in which the Employer, the Board or any person controlling the Employer requires the Executive to travel for business materially more than the Executive is required to travel for business as of the date hereof). In addition, the Executive shall be entitled to the continuation of benefits in accordance with the terms of Section 5(b)(ii). The Employer shall make the payments and provide the benefits to be paid and provided under this Agreement; provided, however, if all or any portion of the payments and benefits provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is then entitled to receive from the Employer or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), the Employer shall reduce such payments hereunder and such other payments to the extent necessary so that (A) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); and, (B) by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. The determination of whether the payments shall be reduced as provided in this Section 5(c) and the amount of such reduction shall be made at the Employer’s expense by a public accounting firm retained by the Employer at the time the calculation is to be performed, the selection of which is agreed to by the Executive, such agreement not to be unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation to the Employer and the Executive within twenty (20) days following the applicable change in control event, or within such time as is administratively practical. The Executive may review these calculations for a period of twenty days and may retain another accounting firm (at his own expense) for such review and submit objections during such twenty-day review period.

For purposes of this Agreement, “Change in Control” means (A) the consummation of a merger or consolidation of the Employer with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Employer 180 days prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the Employer’s assets; (C) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Employer on the date 24 months prior to the date of the event that may constitute a Change in Control (for example, if the current Board had eight directors, a change of five Directors shall constitute a Change in Control); or (D) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Employer representing at least 50% of the total voting power represented by the Employer’s then outstanding voting securities (e.g., issued shares). For purposes of this Section 5(c), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or of any subsidiary of the Employer and (ii) a company owned directly or indirectly by the shareholders of the Employer in substantially the same proportions as their ownership of the ordinary shares of the Employer.

(d) Termination Due to Disability. In the event of the Executive’s Disability, either the Employer or the Executive shall be entitled to terminate Executive’s employment. In the event that Executive elects to terminate his employment due to disability, such termination nevertheless shall be deemed to be an Involuntary Termination and the Executive shall be entitled to payment of the Accrued Obligations, subject to execution of the Release, the Severance Payments, and any disability benefits that are provided under the terms of any plan, program or arrangement referred to in Section 4(e) applicable to the Executive at the time of his Disability. In addition, in the event the Executive’s employment is terminated due to Disability, all of the Executive’s then-outstanding stock options and restricted stock shall be immediately vested and exercisable, to the extent consistent with the terms and conditions of the LTIP governing such stock options and restricted stock.

For purposes of this Agreement, “Disability” means any physical, mental, emotional, physiological or other condition that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that restricts or threatens to restrict the Executive’s ability substantially to perform his duties and responsibilities under this Agreement. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician or other health care professional selected in good faith by the Executive, and approved by the Board, which approval shall not be unreasonably withheld, and the determination of such physician or other health care professional shall be final and binding upon both the Executive and the Employer.

(e) Death. Except as otherwise provided in this Agreement, no Base Salary or benefits shall be payable under this Agreement for any period following the date of the Executive’s death. In the event of the Executive’s death, the Accrued Obligations and the Severance Payments shall be paid to the Executive’s Beneficiary in lieu of the Executive. The Executive’s Beneficiary shall also be entitled to any death benefits that are provided under the terms of any plan, program or arrangement referred to in Section 4(e) applicable to the Executive at the time of death. In addition, in the event of the Executive’s death, all of the Executive’s then-outstanding stock options and restricted stock shall be immediately vested and exercisable to the extent consistent with the terms and conditions of the LTIP governing such stock options and restricted stock.

(f) Termination upon Expiration of Term. If the Executive’s employment is terminated by reason of expiration of the Term, the Executive shall be entitled to payment of the Accrued Obligations. In addition, in such event, the Employer shall, conditioned upon the Executive’s execution and non-revocation of the Release within such time period as the Employer shall provide, pay to the Executive as severance (the “Expiration Severance Payment”) that amount equal to:

(y) 1.0 times the average annual Base Salary paid by the Employer to the Executive for each of 2020, 2021, and 2022, plus

(z) 1.0 times the average of the sum of (A) the Annual Adjusted EBITDA Performance Bonus and (B) Annual Individual Goal Bonus paid by the Employer to the Executive with respect to each of 2020, 2021, and 2022.

The Employer shall pay to the Executive any such Expiration Severance Payment in cash, in a lump sum in 2023, no later than March 15, 2023. In addition, in such event, all of the Executive’s then outstanding stock options and restricted stock shall be immediately vested and exercisable, as applicable, to the extent consistent with the terms and conditions of the LTIP governing such stock options and restricted stock. For the avoidance of doubt, the Executive shall not be entitled to receive the Expiration Severance Payment or any other termination payments and benefits if the Executive remains employed by the Employer following the Expiration Date.

(g) Beneficiary. For purposes of this Agreement, “Beneficiary” shall mean the person or persons designated in writing by the Executive to receive benefits under a plan, program or arrangement or to receive the Severance Payments, if any, in the event of the Executive’s death, or, if no such person or persons are designated by the Executive, the Executive’s estate. No Beneficiary designation shall be effective unless it is in writing and received by the Employer prior to the date of the Executive’s death.

(h) No Mitigation; No Offset. In the event of any termination of the Executive’s employment hereunder, by the Employer without Cause or by the Executive for Good Reason, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.

(i) Continuation of Life Insurance. Upon the Executive’s termination of employment for any reason other than death, the Executive shall have the right to assume the life insurance policy in the Executive’s name obtained and owned by the Employer (Policy number 6647475) to the extent such assumption is permitted by such policy and the insurer; provided that, the preceding clause shall not obligate the Employer to continue to maintain the policy referenced herein or any other life insurance policy in the Executive’s name; provided further that, in the event that the Employer elects to cease maintaining the policy referenced herein prior to the Executive’s termination of employment, the Executive shall have the right to assume such policy. For the avoidance of doubt, in the event of any assumption of such policy by the Executive pursuant to this Section 5(i), the Employer shall have no further liability with respect to such life insurance policy.

6. Protection of the Employer’s Interests. The Executive acknowledges and agrees that (i) the principal business of the Employer is the design, importation and distribution of a broad range of household cutlery, kitchenware, tabletop, cutting boards, pantryware and bakeware products; (ii) he is one of the limited number of persons who has developed, and will continue to develop, that business; (iii) the business of the Employer is conducted throughout the United States; (iv) his work for the Employer has included the identification and solicitation of present and prospective suppliers and customers and the maintenance of supplier and customer relationships and goodwill; (v) the suppliers and customers of the Employer are engaged in supplying and purchasing various types of houseware products including cutlery, kitchenware, tabletop, cutting boards, pantryware and bakeware products; (vi) his work for the Employer has provided him, and will continue to provide him, with confidential and proprietary information including customer and supplier lists and marketing strategies; and (vii) the business of the Employer and the potential for its continued success have been, and will continue to be, dependent on unique personal skills of the Executive and his diligent efforts in implementing those skills on behalf of the Employer and in this regard the services to be provided by him are special, unique and extraordinary. Accordingly, in order to induce the Employer to enter into this Agreement, the Executive covenants and agrees that:

(b) During the Term and for a period of two (2) years thereafter (together, the “Restricted Period”), the Executive shall not:

(i) engage in the business of importing or distributing any cutlery, kitchenware, tabletop, cutting boards, pantryware or bakeware products whatsoever or any other houseware products related to or competitive with the products distributed by the Employer or any of its subsidiaries or engage in any other business engaged in by the Employer or any of its subsidiaries at the time or at any time during the immediately preceding twelve-month period (the “Prohibited Activity”) in the United States for his own account; (ii) directly or indirectly enter the employ of, or render any services to, any Person engaged in any Prohibited Activity in the United States; (iii) have an interest in any Person engaged in any Prohibited Activity in the United States, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that the Executive may own directly, or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange or in the over-the-counter market if the Executive (y) is not a controlling Person of, or a member of a group that controls, the Person or (z) does not directly or indirectly, own 5% or more of any class of securities of the Person; provided further, however, that after the termination of the Term, the Executive shall not be prohibited from:

(x) engaging in any Prohibited Activity, whether in the United States or elsewhere, for his own account,

(y) directly or indirectly entering the employ of, or rendering any service to any Person engaged in any Prohibited Activity whether in the United States or elsewhere, or

(z) having any interest in any Person engaged in any Prohibited Activity, whether in the United States or elsewhere,

if, but only if, the Executive for his own account or such Person competes with the Employer with respect to a product line or product lines in which, at the time the Executive commences engaging in such Prohibited Activity or enters the employ of or commences rendering such service to such Person or acquires such interest in such Person, as the case may be, the Employer does less than 1% of its business in such product line or product lines. As an example, “storage and organization” would be deemed to be a product line for this purpose;

(ii) directly or indirectly hire, engage or retain any Person who at any time within the immediately preceding two (2) year period was a client or customer of the Employer or any of its subsidiaries, or directly or indirectly solicit, entice or induce any such Person to become, a client or customer of any other Person engaged in any Prohibited Activity;

(iii) directly or indirectly hire, engage or retain any Person who at any time within the immediately preceding two (2) year period was a supplier of the Employer or any of its subsidiaries, or directly or indirectly solicit, entice or induce any such Person to become, a supplier to him or to any other Person engaged in any Prohibited Activity; provided, however, that after the termination of the Term the Executive shall not be prohibited from, directly or indirectly hiring, engaging or retaining any such Person, or directly or indirectly soliciting, enticing or inducing any such Person to become, a supplier to him or to any such other Person if, but only if, the product line or product lines that the Executive requests such Person to supply to him or to any such other Person do not constitute an area of business in which the Employer does more than 1% of its business; or

(iv) directly or indirectly hire, employ or retain any person who at any time within the immediately preceding two (2) year period was an employee of the Employer or any of its subsidiaries or directly or indirectly solicit, entice, induce or encourage any such Person to become employed by any other Person.

(b) Subject to Section 6(c), during the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or any other Person except in connection with the business and affairs of the Employer, all confidential or proprietary information of the Employer and its subsidiaries, including, without limitation, trade “know-how”, secrets, consultant contracts, supplier lists, customer lists, pricing policies, cost information, operational methods, marketing plans and strategies, product development techniques and plans, business acquisition plans, new personnel plans, methods of manufacture, technical processes, designs and design projects and other business affairs of the Employer and its subsidiaries learned by the Executive heretofore or during the Term of this Agreement, and shall not disclose them to anyone outside the Employer and its subsidiaries, either during or after his employment by the Employer, except as required in the course of performing duties hereunder or with the Employer’s express written consent; provided, however, that the Executive shall not be bound by the restrictive obligations of this Section 6(b) with respect to any matter that is or becomes publicly known through no act of the Executive or that is permitted by Section 6(a). All memoranda, reports, notes, customer and supplier lists, correspondence, records and other documents (and all copies) made or compiled by the Executive, or made available to the Executive, concerning the business of the Employer or any of its subsidiaries shall be the Employer’s property and shall be delivered to the Employer promptly upon the termination of the Term.

(c) Nothing in this Agreement shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive individually (and not directed to the Employer and/or the Subsidiaries) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Executive to obtain prior authorization from the Employer before engaging in any conduct described in this paragraph, or to notify the Employer that the Executive has engaged in any such conduct.

(d) The Executive hereby acknowledges that the covenants of the Executive contained in Sections 6(a) and (b) (the “Restrictive Covenants”) are reasonable and valid in all respects and that the Employer is entering into this Agreement in reliance, inter alia, on his acknowledgment. If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Employer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer. If any court determines that any of the Restrictive Covenants, or any part is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and if any court construes any of the Restrictive Covenants, or any part to be unenforceable because of the duration of the provision, the scope of the restrictions, or the area covered thereby, the court shall have the power to reduce the duration or area of the provision and, in its reduced form, the provision shall then be enforceable and shall be enforced.

For purposes of this Section 6, the term “Person” shall mean an individual, partnership, joint venture, corporation, trust, unincorporated association, other business entity or government or department, agency or instrumentality (whether domestic or foreign).

7. Indemnification; Insurance.

(a) Indemnification. The Employer agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Employer or is or was serving at the request of the Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, the Executive shall be indemnified and held harmless by the Employer to the fullest extent legally permitted or authorized by the Employer’s certificate of incorporation or bylaws or resolutions of the Employer’s Board against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and other liabilities and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Employer or other entity and shall inure to the benefit of the Executive’s heirs, executors or administrators (the “Indemnified Claims”). Provided that the Executive provides the Employer with prompt notice of any such Proceeding or Indemnified Claim, then the Employer shall advance to the Executive all reasonable attorneys fees and expenses incurred by him in connection with a Proceeding or Indemnified Claim within a reasonable time after submission of reasonable documentation of such fees and expenses. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled by law to be indemnified against such fees and expenses.

(b) Participation by the Employer. The Employer shall be entitled to participate in any litigation or Proceeding relating to any Indemnified Claim, and after notice from the Employer to the Executive, to assume the defense of such litigation or Proceeding and Indemnified Claim with counsel of its choice at its expense; provided, that such notice shall include an acknowledgment of the Employer’s obligation to indemnify the Executive with respect to such Proceeding and Indemnified Claim.

(c) Right to Settle. The Employer shall have the right to settle any litigation, proceeding or claim against the Executive exclusively for money damages as, and to the extent, to which the Employer is liable for indemnification as long as the Executive receives a release from all parties to such litigation. Notwithstanding the foregoing, neither the Employer nor the Executive may settle or compromise any claim over the objection of the other unless the settling party settles such claim at no cost to the other party and obtains a full and unconditional release of the other party; provided, that the consent to settlement or compromise shall not be unreasonably withheld.

(d) Insurance. The Employer shall furnish the Executive with coverage under the Employer’s customary director and officer indemnification arrangements in accordance with the Employer’s by-laws and its directors’ and officers’ insurance policies, as in effect from time to time for executives or directors at his level.

(e) Indemnification Agreement. The Amended and Restated Indemnification Agreement between the Employer and the Executive, dated January 26, 2016, shall remain in full force and effect in accordance with its terms.

8. General Provisions.

(a) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefit from the Employer, including, without limitation, any benefit otherwise payable under any of the Employer’s regular severance plans or policies, in the event his employment ends for any reason and, except with respect to obligations of the Employer expressly provided for herein, the Executive unconditionally releases the Employer and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Employer or any of its subsidiaries or affiliates, to the extent permitted by applicable law.

(b) Tax Withholding. Section 409A. All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding. This Agreement is intended to comply with the requirements of Section 409A of the Code (“409A”) and shall in all respects be administered in accordance with 409A or an exemption thereunder. Severance benefits under the Agreement are intended to be exempt from 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. The parties agree that if any payment or the provision of any amount, benefit or entitlement hereunder at the time specified in this Agreement would subject Executive to any additional tax or interest or penalties under 409A and its implementing regulations or guidance, the payment or provision of such amount, benefit or entitlement shall be postponed to the earliest commencement date on which the payment or the provision of such amount, benefit or entitlement could be made without incurring such additional tax, interest or penalties (including delaying payment of any severance to the earliest possible payment date which is consistent with 409A). In addition, to the extent that any regulation or guidance issued under 409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest, penalties or any additional tax under 409A, the Employer and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest, penalties or additional tax under 409A, which amendment shall be reasonably determined in good faith by the Employer and Executive and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Employer of the applicable provision without violating the provisions of 409A. Notwithstanding anything in this Agreement to the contrary, payments or distributions may only be made under this Agreement upon an event and in a manner permitted by 409A or an applicable exemption. All payments not otherwise exempt from 409A which are to be made after a termination of employment under this Agreement may only be made after a “separation from service” under 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment hereunder, and to the extent required by 409A, in the event that any payment hereunder may be made in two taxable years, depending on the date Executive executes the Release, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. If upon Executive’s “separation from service” (within the meaning of 409A) from the Employer, Executive is then a “specified employee” (as defined by and determined in accordance with 409A), then solely to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, the Employer shall defer payment of “nonqualified deferred compensation,” subject to 409A, which is payable as a result of and would otherwise be paid within six (6) months following such separation from service, until the earlier of (A) the first business day of the seventh month after Executive’s separation from service, or (B) ten (10) days after the Executive’s death. All such delayed payments shall be paid in a lump sum without accrual of interest. To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment for purposes of 409A.

(c) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Employer) by telex or facsimile, in any case delivered to the applicable address set forth below:

(i)	To the Employer:

Board of Directors

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530

(ii)	To the Executive:

Jeffrey Siegel

35 Split Rock Drive

Kings Point, NY 11024

or to such other persons or other addresses as either party may specify to the other in writing.

(d) Representation by the Executive. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Employer’s obligations under this Agreement void ab initio.

(e) Representation by the Employer. The Employer represents that (i) the execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by the Employer, including, where necessary, by the Board and its Compensation Committee, (ii) to the best of its knowledge, the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of the Employer, and (iii) upon the execution and delivery of this Agreement, it shall be the valid and binding obligation of the Employer enforceable in accordance with its terms.

(f) Payments to Beneficiaries. Notwithstanding any provision herein, to the extent that any payments pursuant to this Agreement become payable to the Executive upon or following the Executive’s death, such payments shall be paid to the Executive’s Beneficiary.

(g) Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representatives. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns. The Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business or assets of the Employer to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place. The term “the Employer” as used herein shall include any such successors and assigns.

(h) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(i) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(j) Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof), and the parties consent to jurisdiction in the United States District Court for the Southern District of New York. If the Executive prevails in any legal or arbitration proceeding commenced in connection with this Agreement, then the Employer shall reimburse the Executive for reasonable attorneys’ fees and costs incurred in connection therewith.

(k) Entire Agreement. As of the Effective Date, this Agreement contains the entire agreement of the Executive, the Employer and any predecessors or affiliates thereof with respect to the subject matter hereof, and all prior agreements, term sheets, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof are superseded hereby, including the Amended Third Employment Agreement.

(l) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

LIFETIME BRANDS, INC.

By: /s/ Robert Kay
Name:	Robert Kay
Title:	Chief Executive Officer

EXECUTIVE
/s/ Jeffrey Siegel
Jeffrey Siegel

Exhibit A

Release

I, Jeffrey Siegel, the undersigned, agree to accept the payments and benefits set forth in Section 5 of the employment agreement between me and Lifetime Brands, Inc. (the “Company”), effective as of January 1, 2020 (the “Employment Agreement”), in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from, any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my economic rights as an equity holder of the Company or Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, harassment, retaliation, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, Section 1981 of U.S.C., the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, the Equal Pay Act, New York State Human Rights Law, New York Equal Pay Law, New York Equal Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York WARN Act, and retaliation provisions of New York Workers’ Compensation Law, and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment.

Except as permitted by Section 6(c) of the Employment Agreement and explained below, I represent and affirm (i) that I have not filed any Claim against the Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims.

For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney’s fees. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.

For purposes of this Release, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

Notwithstanding anything in this Release to the contrary, I do not waive (i) my existing right to receive vested accrued benefits under plans or programs of the Company under which I have accrued benefits (other than under any Company separation or severance plan or programs), (ii) any claims that, by law, may not be waived, (iii) any right to indemnification under the governing documents of the Company or any indemnification agreement between me and the Company, or under any directors and officers insurance policy, with respect to my performance of duties as an officer or director of the Company, (iv) any claim or right I may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law and (v) any medical claim incurred during my employment that is payable under applicable medical plans or an employer-insured liability plan.

I understand that nothing in this Release or the Employment Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, I acknowledge that to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any others covered by this Release resulting from such claims or conduct, regardless of whether I or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Release and the Employment Agreement. I understand that this Release and the Employment Agreement do not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I further understand that I do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and that I do not need to notify the Company that I have engaged in such conduct.

I have taken notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

I acknowledge that for purposes of my entitlement to the payments and benefits set forth in Section 5 of the Employment Agreement, this Release will not become effective unless and until I have signed and returned this Release to the Company, and have not revoked it pursuant to the following paragraph.

I further acknowledge that I have had at least 21 days from my receipt of this Release, to review and consider this Release, to consult with an attorney prior to executing this Release, and have been provided 7 days to revoke my execution of this Release by delivering a written notice of revocation to the Company.

I ACKNOWLEDGE THAT I HAVE READ THIS

RELEASE, AND I UNDERSTAND

AND VOLUNTARILY ACCEPT ITS TERMS.

Jeffrey Siegel	Date